Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 28, 2017 with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting of New York Mortgage Trust, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2016, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP
New York, New York
May 22, 2017